Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 127	(212) 355-4449 ext. 103
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

THIRD QUARTER 2016 FINANCIAL RESULTS

OCC Achieves Sequential Quarterly Increases

in Net Sales, Gross Profit and Profitability

ROANOKE, VA, September 13, 2016 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its third quarter ended July 31, 2016.

Third Quarter 2016 Financial Results

Consolidated net sales for the third quarter of fiscal year 2016 were $16.9 million, compared to net sales of $20.8 million for the third quarter of fiscal year 2015, a decrease of 18.6%.

Sequentially, net sales increased in the third quarter of fiscal 2016, up 3.5% compared to net sales of $16.3 million for the second quarter of fiscal year 2016, and up 20.4% compared to $14.0 million for the first quarter of fiscal 2016.

When compared to the same period last year, net sales for the third quarter of fiscal year 2016 continued to be negatively impacted by reduced demand in certain specialty markets and downward pressure on pricing in certain markets. The strong U.S. dollar also impacted sales outside of the U.S. during the third quarter of fiscal year 2016.

Optical Cable Corp. – Third Quarter 2016 Earnings Release

Gross profit margin, or gross profit as a percentage of net sales, improved to 32.3% in the third quarter of fiscal year 2016, compared to 27.5% in the third quarter of fiscal year 2015. The Company achieved gross profit of $5.5 million in the third quarter of fiscal year 2016, compared to $5.7 million in the third quarter of fiscal year 2015.

Gross profit margin in the third quarter of fiscal year 2016 was positively impacted by a change in product mix including a decrease in sales of certain products that had negatively impacted gross profit margin in the third quarter of fiscal year 2015.

Sequentially, gross profit during the third quarter of fiscal 2016 increased 20.0% and 55.9%, respectively, compared to gross profit in the second and first quarters of fiscal year 2016. The Company’s gross profit margin increased to 32.3% in the third quarter of fiscal 2016, an improvement compared to 27.9% and 24.9%, respectively, in the second and first quarters of fiscal 2016.

SG&A expenses decreased 16.6% to $5.1 million for the third quarter of fiscal year 2016 from $6.1 million for the third quarter of fiscal year 2015, as a result of targeted cost reduction efforts across all expense categories.

OCC recorded net income attributable to the Company of $188,000, or $0.03 per basic and diluted share, for the third quarter of fiscal year 2016, compared to a net loss attributable to the Company of $573,000, or $0.09 per basic and diluted share, for the third quarter of fiscal year 2015.

Fiscal Year-to-Date 2016 Financial Results

Consolidated net sales for the first nine months of fiscal year 2016 were $47.3 million, compared to net sales of $56.8 million for the same period in fiscal year 2015, a decrease of 16.7%.

Gross profit was $13.5 million in the first nine months of fiscal year 2016, compared to $16.8 million in the first nine months of fiscal 2015. Gross profit margin was 28.6% in the first nine months of fiscal year 2016, compared to 29.5% in the first nine months of fiscal year 2015. Gross profit margin for the first nine months of fiscal 2016 was impacted primarily by lower sales volumes, particularly in the first quarter of fiscal 2016. While the sale of certain lower margin products negatively impacted gross profit margin earlier in the fiscal year, a change in product mix during the latter part of the second quarter and during the third quarter of fiscal 2016 generated a significant increase in gross profit margins.

SG&A expenses for the first nine months of fiscal year 2016 decreased $2.8 million, or 15.1%, compared to SG&A expenses of $18.3 million for the first nine months of fiscal year 2015. The decrease in SG&A expenses was the result of targeted cost reduction efforts across all expense categories.

OCC recorded a net loss attributable to the Company of $2.5 million, or $0.40 per basic and diluted share, for the first nine months of fiscal year 2016, compared to a net loss of $1.3 million, or $0.21 per basic and diluted share, for the same period last year.

Optical Cable Corp. – Third Quarter 2016 Earnings Release

The Company generated approximately $2.0 million of cash flow from operating activities during the first nine months of fiscal year 2016, an increase of 95.3% compared to the first nine months of fiscal year 2015.

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “During our third quarter, we made further progress on our initiatives to reduce costs and operate even more efficiently. These efforts, together with our success in increasing our top-line performance on a sequential basis, allowed us to achieve solid third quarter results despite challenging and volatile macroeconomic conditions that are impacting many of our end-markets.”

“OCC’s improved results, including increased gross profit margins, were achieved through targeted cost reduction initiatives and efforts to operate efficiently, as well as a more favorable product mix. At the same time, we continue to make investments and improvements that we believe will contribute to future positive performance,” Mr. Wilkin said.

“OCC produces an outstanding suite of innovative product offerings and solutions for our customers, and we thank our employees for their hard work and dedication. We are confident we are taking the right steps and look forward to building on our strong foundation to deliver value for shareholders,” Mr. Wilkin added.

Conference Call Information

As previously announced, OCC will host a conference call today, September 13, 2016, at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (866) 610-1072 or (973) 935-2840. For interested individuals unable to join the call, a replay will be available through September 20, 2016 by dialing (800) 585-8367 or (404) 537-3406, pass code 75718603. The call will also be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a comprehensive range of top-tier fiber optic and copper communication cabling and connectivity products and solutions—primarily for the enterprise market, various harsh environment and specialty markets, and the wireless carrier market.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And, OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Optical Cable Corp. – Third Quarter 2016 Earnings Release

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2008 registered and OCC’s Roanoke and Dallas facilities are MIL-STD-790F certified.

Optical Cable Corporation™, OCC®, Procyon®, Procyon Blade™, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Third Quarter 2016 Earnings Release

OPTICAL CABLE CORPORATION

Condensed CONSOLIDATED Statements OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,

	2016	2015	2016	2015

Net sales	$16,915	$20,781	$47,303	$56,816
Cost of goods sold	11,453	15,072	33,788	40,053

Gross profit	5,462	5,709	13,515	16,763

SG&A expenses	5,075	6,084	15,514	18,279
Royalty expense, net	39	27	105	117
Amortization of intangible assets	4	3	11	8

Income (loss) from operations	344	(405)	(2,115)	(1,641)

Interest expense, net	(166)	(114)	(460)	(319)
Other, net	3	3	20	8
Other expense, net	(163)	(111)	(440)	(311)

Income (loss) before income taxes	181	(516)	(2,555)	(1,952)

Income tax expense (benefit)	(7)	46	7	(630)

Net income (loss)	$188	$(562)	$(2,562)	$(1,322)

Net income (loss) attributable to noncontrolling interest	—	11	(22)	(31)

Net income (loss) attributable to OCC	$188	$(573)	$(2,540)	$(1,291)

Net income (loss) attributable to OCC per share: Basic and diluted	$0.03	$(0.09)	$(0.40)	$(0.21)

Weighted average shares outstanding:
Basic and diluted	7,115	6,210	6,403	6,233

Cash dividends declared per common share	$—	$0.02	$—	$0.06

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Optical Cable Corp. – Third Quarter 2016 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	July 31,	October 31,
	2016	2015

Cash	$1,773	$1,083

Trade accounts receivable, net	9,046	9,189

Inventories	14,944	17,816

Other current assets	522	1,059

Total current assets	26,285	29,147

Non-current assets	14,828	15,882

Total assets	$41,113	$45,029

Current liabilities	$4,853	$5,643

Non-current liabilities	12,347	13,497

Total liabilities	17,200	19,140

Total shareholders’ equity attributable to OCC	23,913	26,631

Noncontrolling interest	—	(742)

Total shareholders’ equity	23,913	25,889

Total liabilities and shareholders’ equity	$41,113	$45,029

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